Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

IMH Secured Loan Fund, LLC
Scottsdale, Arizona

We hereby consent to the inclusion in the Consent Solicitation/Prospectus constituting a part of Amendment No. 7 to the Registration Statement of our report dated March 16, 2010 relating to the consolidated financial statements and schedule of IMH Secured Loan Fund, LLC as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Consent Solicitation/Prospectus.

/s/ BDO Seidman, LLP

Phoenix, Arizona
April 26, 2010